EXHIBIT 15.1

Letter of Independent Registered Public Accounting Firm

November 26, 2014

The Home Depot, Inc.
Atlanta, Georgia

Re: Registration Statement on Form S-3 to be filed on November 26, 2014

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 28, 2014, August 27, 2014, and November 24, 2014 related to our reviews of interim financial information for the periods ended May 4, 2014 and May 5, 2013, August 3, 2014 and August 4, 2013, and November 2, 2014 and November 3, 2013, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, Georgia